Exhibit 99.1

News Release

Victory Capital Stockholders Approve

Elimination of Dual-Class Share Structure

San Antonio, Texas, November 22, 2021 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today announced that its stockholders approved the Company’s previously announced proposal (the “Proposal”) to eliminate the Company’s dual-class share structure at a Special Meeting of Stockholders held on November 19, 2021.

As a result of the stockholders’ vote, upon the filing with the Secretary of State of Delaware of Victory Capital’s amended and restated charter, Victory Capital’s Class B common stock will convert into Class A common stock on a one-for-one basis, and the Company will have a single class of common stock.  As a result, all holders of the Company’s common stock will have identical economic and voting rights.

Approximately 90% of the votes eligible to be cast at the Special Meeting of Stockholders were present either in-person or by proxy, and 99.99% of the votes cast were cast in favor of the Proposal.

All stock certificates for Class A common stock or Class B common stock will automatically represent shares of Victory Capital’s common stock and continue to trade under the ticker symbol "VCTR".   No further stockholder action is required.

About Victory Capital

Victory Capital is a diversified global asset management firm with $162.6 billion in assets under management as of October 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Tricia Ross

310-622-8226

tross@finprofiles.com